Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 19, 2014 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Omnicare, Inc.'s Annual Report on Form 10‑K for the year ended December 31, 2013.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Cincinnati, Ohio
May 22, 2014